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EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


PRIMARY AND FULLY DILUTED BASIS:

                                                     For the three months ended
                                                              March 31,
                                                         1997         1996
                                                     ---------------------------

Net income                                             $177,798      $194,066

Weighted average shares outstanding                     704,854       704,306

Earnings per share                                        $0.25         $0.28